EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Kosan Biosciences Incorporated (“Kosan”) on Form S-8, pertaining to the 1996 Stock Option Plan, 2000 Non-Employee Director Stock Option Plan, and 2000 Employee Stock Purchase Plan of Kosan, of our reports dated March 9, 2005, with respect to the financial statements of Kosan, Kosan management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Kosan, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Palo Alto, California

March 23, 2005